Exhibit 22
LIST OF GUARANTOR SUBSIDIARIES
The following subsidiaries of Central Garden & Pet Company (the "Company") were, as of September 28, 2024, guarantors of the Company's $400 million aggregate principal amount of 4.125% senior notes due April 2031, $500 million aggregate principal amount of 4.125% senior notes due October 2030, and the Company’s $300 million aggregate principal amount of 5.125% senior notes due February 2028.

NAME OF GUARANTOR SUBSIDIARY	JURISDICTION OF FORMATION
A.E. McKenzie Co. ULC	British Columbia, Canada
All-Glass Aquarium Co., Inc.	Wisconsin
Aquatica Tropicals, Inc.	Delaware
Arden Companies, LLC	Michigan
B2E Biotech, LLC	Delaware
B2E Corporation	New York
B2E Manufacturing, LLC	Delaware
B2E Microbials, LLC	Delaware
Bell Nursery Holdings, LLC	Delaware
Bell Nursery USA, LLC	Delaware
Blue Springs Hatchery, Inc.	Delaware
BRP Hold Nightingale, LLC	Delaware
BRP Hold Ox, LLC	Delaware
C&S Products Co., Inc.	Iowa
D & D Commodities Limited	Minnesota
Farnam Companies, Inc.	Arizona
Ferry_Morse Seed Company	Delaware
Flora Parent, Inc.	Delaware
Florida Tropical Distributors International, Inc.	Delaware
Four Paws Products, Ltd.	New York
Gro Tec, Inc.	Georgia
Gulfstream Home & Garden, Inc.	Florida
Hydro-Organics Wholesale	California
IMS Southern, LLC	Utah
IMS Trading, LLC	Utah
K&H Manufacturing, LLC	Delaware
Kaytee Products, Incorporated	Wisconsin
Livingston Seed Company	Delaware
Marteal, Ltd.	California
Matson, LLC	Washington
Midwest Tropicals LLC	Utah
New England Pottery, LLC	Delaware
Nexgen Turf Research, LLC	Oregon
P&M Solutions, LLC	Georgia

Pennington Seed, Inc.	Delaware
Pets International, Ltd.	Illinois
Plantation Products, LLC	Delaware
Quality Pets, LLC	Utah
Seed Holdings, Inc.	Delaware
Segrest, Inc.	Delaware
Segrest Farms, Inc.	Delaware
Sun Pet, Ltd.	Delaware
Sustainable Agrico LLC	Delaware
TDBBS, LLC	Delaware
T.F.H. Publications, Inc.	Delaware
Wellmark International	California